Exhibit 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports Fourth Quarter and Fiscal 2018 Results

•	Fourth quarter fiscal 2018 results

◦	Net sales $1.1 billion, growth of 6%

◦	Diluted EPS $2.83; adjusted diluted EPS $2.84, growth of 22%

•	Full year fiscal 2018 results

◦	Net sales $3.5 billion, growth of 2%

◦	Diluted EPS $6.00; adjusted diluted EPS $6.29, growth of 9%

•	Returned $277 million to shareholders through share repurchases and dividends in fiscal 2018

•	Board of Directors authorizes 11% increase in quarterly dividend to $0.50 per share

•	Full year fiscal 2019 outlook: net sales growth of 1% to 2%; adjusted diluted EPS growth of 4% to 6%

ATLANTA, February 25, 2019 -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in North America of apparel exclusively for babies and young children, today reported its fourth quarter and fiscal 2018 results.
“We saw good demand for our brands in the final months of 2018, with growth driven by our retail and wholesale businesses,” said Michael D. Casey, Chairman and Chief Executive Officer. “In the fourth quarter, our retail sales in the United States grew 7% reflecting, we believe, the strength of our brands and less discretionary nature of young children’s apparel purchases.
“For the year, Carter’s achieved its 30th consecutive year of sales growth, and a record level of profitability enabled by the significant benefits from the Tax Cuts and Jobs Act of 2017.
“We believe Carter’s is well-positioned to achieve good growth in sales and earnings in the years ahead. Carter’s is the market leader in young children’s apparel in North America, and we are extending the reach of our brands throughout the world through eCommerce capabilities and strategic relationships.
“Given our strong balance sheet and cash flow, we plan to continue investing in strategies which we believe will enable us to outperform market trends and deliver attractive returns to shareholders.”

Consolidated Results
Fourth Quarter of Fiscal 2018 compared to Fourth Quarter of Fiscal 2017
Consolidated net sales increased $58.5 million, or 5.7%, to $1.1 billion, principally driven by growth in the Company’s U.S. Retail and U.S. Wholesale segments. Changes in foreign currency exchange rates in the fourth quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017 adversely affected consolidated net sales in the fourth quarter of fiscal 2017 by $3.9 million. On a constant currency basis (a non-GAAP measure), consolidated net sales increased 6.1% in the fourth quarter of fiscal 2018.
Operating income in the fourth quarter of fiscal 2018 increased $24.2 million, or 16.5%, to $170.6 million, compared to $146.4 million in the fourth quarter of fiscal 2017. Fourth quarter fiscal 2017 results include pre-tax expense of $21.2 million for special compensation and related payroll taxes awarded as a result of the Tax Cuts and Jobs Act of 2017 (“TCJA”). Operating margin in the fourth quarter of fiscal 2018 increased 150 basis points to 15.7%, compared to 14.2% in the fourth quarter of fiscal 2017.
Adjusted operating income (a non-GAAP measure) increased $2.5 million, or 1.5%, to $170.5 million, compared to $168.0 million in the fourth quarter of fiscal 2017. Adjusted operating margin (a non-GAAP measure) decreased 60 basis points to 15.7%, compared to 16.3% in the fourth quarter of fiscal 2017, reflecting higher eCommerce shipping costs and promotions, the adverse impact of the Toys “R” Us bankruptcy, and an increase in the mix of lower margin new businesses.
Net income in the fourth quarter of fiscal 2018 decreased $5.6 million, or 4.1%, to $130.6 million, or $2.83 per diluted share, compared to $136.1 million, or $2.85 per diluted share, in the fourth quarter of fiscal 2017. Fourth quarter fiscal 2017 results include a net tax benefit of $40.0 million related to TCJA and after-tax expense of $15.1 million for special compensation and related payroll taxes awarded as a result of this tax reform legislation.
Adjusted net income (a non-GAAP measure) increased $19.5 million, or 17.5%, to $130.9 million, compared to $111.4 million in the fourth quarter of fiscal 2017, reflecting the benefit of lower tax provisions resulting from TCJA. Adjusted earnings per diluted share (a non-GAAP measure) increased 21.8% to $2.84, compared to $2.33 in the fourth quarter of fiscal 2017.
Fiscal 2018 compared to Fiscal 2017
Consolidated net sales increased $61.8 million, or 1.8%, to $3.5 billion, reflecting growth in the Company’s U.S. Retail and International segments, partially offset by a decline in the U.S. Wholesale segment. The decline in U.S. Wholesale sales was largely attributable to the closures of Toys “R” Us and Bon-Ton. Changes in foreign currency exchange rates in fiscal 2018 compared to fiscal 2017 adversely affected consolidated net sales in fiscal 2017 by $2.6 million. On a constant currency basis, consolidated net sales increased 1.9% in fiscal 2018.
Operating income in fiscal 2018 decreased $28.2 million, or 6.7%, to $391.4 million, compared to $419.6 million in fiscal 2017. Fiscal 2018 results include pre-tax expenses totaling $16.2 million related to wholesale customer bankruptcy charges and the Company’s business model transition in China. Fiscal 2017 results include pre-tax expense of $21.2 million for special compensation and related payroll taxes awarded as a result of TCJA. Operating margin in fiscal 2018 decreased 100 basis points to 11.3%, compared to 12.3% in fiscal 2017.
Adjusted operating income decreased $37.6 million, or 8.4%, to $407.3 million, compared to $444.8 million in fiscal 2017. Adjusted operating margin decreased 130 basis points to 11.8%, compared to 13.1% in fiscal 2017, reflecting increased investments in marketing and eCommerce fulfillment capabilities, higher distribution expenses, the adverse impact of the Toys “R” Us and Bon-Ton bankruptcies, and an increase in the mix of lower margin new businesses.
Net income in fiscal 2018 decreased $20.8 million, or 6.9%, to $282.1 million, or $6.00 per diluted share, compared to $302.8 million, or $6.24 per diluted share, in fiscal 2017. Fiscal 2018 results include after-tax expenses totaling $13.6 million related to wholesale customer bankruptcy charges and the Company’s business model transition in China. Fiscal 2017 results include a net tax benefit of $40.0 million related to TCJA and after-tax expense of $15.1 million for special compensation and related payroll taxes awarded as a result of this tax reform legislation.
Adjusted net income increased $15.6 million, or 5.6%, to $295.4 million, compared to $279.8 million in fiscal 2017, reflecting the benefit of lower tax provisions resulting from TCJA. Adjusted earnings per diluted share increased 9.0%, to $6.29, compared to $5.77 in fiscal 2017.
Cash flow from operations in fiscal 2018 was $356.2 million compared to $329.6 million in fiscal 2017.  The increase primarily reflected a reduction in federal income taxes, partially offset by unfavorable changes in net working capital.
See the “Reconciliation of GAAP to Adjusted Results” section of this release for additional disclosures and reconciliations regarding non-GAAP measures.
U.S. Retail Segment
Fourth Quarter of Fiscal 2018 compared to Fourth Quarter of Fiscal 2017
U.S. Retail segment sales increased $40.1 million, or 7.1%, to $606.3 million. U.S. Retail comparable sales increased 5.7%, reflecting growth in both eCommerce and retail store sales.
In the fourth quarter of fiscal 2018, the Company opened 19 stores and closed five stores in the United States.
Fiscal 2018 compared to Fiscal 2017
U.S. Retail segment sales increased $75.8 million, or 4.3%, to $1.9 billion. U.S. Retail comparable sales increased 2.8%, driven by growth in eCommerce sales.
In fiscal 2018, the Company opened 55 stores and closed 41 stores in the United States.
As of the end of the fourth quarter of fiscal 2018, the Company operated 844 retail stores1 in the United States.
U.S. Wholesale Segment
Fourth Quarter of Fiscal 2018 compared to Fourth Quarter of Fiscal 2017
U.S. Wholesale segment sales increased $21.6 million, or 6.5%, to $351.4 million, reflecting increased shipments of Carter’s products, partially offset by the loss of sales to Toys “R” Us and Bon-Ton. Toys “R” Us and Bon-Ton contributed $32 million to net sales in the fourth quarter of fiscal 2017.

1 Excludes five temporary Skip Hop stores that were closed in January 2019.

Fiscal 2018 compared to Fiscal 2017
U.S. Wholesale segment sales decreased $29.0 million, or 2.4%, to $1.2 billion, reflecting lower shipments principally due to a decline in sales to Toys “R” Us and Bon-Ton. Toys “R” Us and Bon-Ton contributed $13 million and $107 million to net sales in fiscal years 2018 and 2017, respectively.
International Segment
Fourth Quarter of Fiscal 2018 compared to Fourth Quarter of Fiscal 2017
International segment sales decreased $3.2 million, or 2.4%, to $128.6 million. This decrease was principally driven by lower demand in China and unfavorable movements in foreign currency exchange rates, partially offset by increased demand in Mexico.
Changes in foreign currency exchange rates in the fourth quarter of fiscal 2018 as compared to the fourth quarter of fiscal 2017 adversely affected International segment net sales in the fourth quarter of fiscal 2018 by $3.9 million. On a constant currency basis, International segment net sales increased 0.6%.
Fiscal 2018 compared to Fiscal 2017
International segment sales increased $14.9 million, or 3.6%, to $430.4 million, driven by growth in Mexico, Canada, and various other markets outside of North America, partially offset by lower demand in China.
Changes in foreign currency exchange rates in fiscal 2018 as compared to fiscal 2017 adversely affected International segment net sales in fiscal 2018 by $2.6 million. On a constant currency basis, International segment net sales increased 4.2%.
As of the end of fiscal 2018, the Company operated 188 retail stores in Canada and 42 retail stores in Mexico.
Return of Capital
In the fourth quarter and fiscal year 2018, the Company returned to shareholders a total of $68.1 million and $276.7 million, respectively, through share repurchases and cash dividends as described below.
From the beginning of fiscal 2007 through fiscal 2018, the Company has returned a total of $1.8 billion to shareholders through share repurchases and dividends, and retired approximately 38% of its outstanding shares.
Stock Repurchase Activity
During the fourth quarter of fiscal 2018, the Company repurchased and retired 515,109 shares of its common stock for $47.5 million at an average price of $92.28 per share.
During fiscal 2018, the Company repurchased and retired 1,879,529 shares for $193.0 million at an average price of $102.70 per share.
Fiscal 2019 year-to-date through February 22, 2019, the Company has repurchased and retired a total of 303,611 shares for $25.0 million at an average price of $82.34 per share.
All shares were repurchased in open market transactions pursuant to applicable regulations for open market share repurchases. As of February 22, 2019, the total remaining capacity under the Company’s previously-announced repurchase authorizations was approximately $368 million.

Dividends
During the fourth quarter of fiscal 2018, the Company paid a cash dividend of $0.45 per share totaling $20.6 million.
In fiscal 2018, the Company paid quarterly cash dividends of $0.45 per share each quarter totaling $83.7 million.
On February 14, 2019, the Company’s Board of Directors authorized an 11% increase ($0.05 per share) to its quarterly cash dividend, to $0.50 per share, for payment on March 22, 2019, to shareholders of record at the close of business on March 12, 2019.
Future declarations of quarterly dividends and the establishment of related record and payment dates will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company’s future financial performance and other considerations.
2019 Business Outlook
For fiscal 2019, the Company projects net sales will increase approximately 1% to 2% and adjusted diluted earnings per share will increase approximately 4% to 6% compared to adjusted diluted earnings per share of $6.29 in fiscal 2018. This forecast for fiscal 2019 adjusted diluted earnings per share excludes anticipated expenses of approximately $2.5 million related to organizational restructuring.
Net sales and adjusted earnings growth in the first quarter of fiscal 2019 are expected to be affected by comparisons to discontinued sales to Toys “R” Us and Bon-Ton in the prior year and a later Easter holiday in 2019 than in 2018. As a result, the Company projects first quarter fiscal 2019 net sales will decline approximately 4% to 5% and adjusted diluted earnings per share to be approximately $0.65 to $0.70 compared to adjusted diluted earnings per share of $1.09 in the first quarter of fiscal 2018. This forecast for first quarter fiscal 2019 adjusted diluted earnings per share excludes anticipated expenses of approximately $2.5 million related to organizational restructuring.
The Company believes these non-GAAP measurements provide investors with a meaningful view of the Company’s core operating results, and are the same measurements used by the Company's executive management to assess the Company's performance. See the “Reconciliation of GAAP to Adjusted Results” section of this release for additional disclosures and reconciliations regarding non-GAAP measures.
Adoption of New Accounting Standards
Beginning in fiscal 2018, the Company adopted the Financial Accounting Standards Board’s Accounting Standards Codification No. 606, Revenue from Contracts with Customers, and related amendments (“ASC 606”) using the full retrospective adoption method. All periods in fiscal 2017 and fiscal 2016 were amended to reflect these provisions, and retained earnings at January 2, 2016 (beginning of fiscal 2016) were adjusted for the cumulative effect of periods prior to fiscal 2016. The adoption of ASC 606 had no material effect on the Company’s consolidated financial position, results of operations, or cash flows.
In fiscal 2019, the Company will adopt the Financial Accounting Standards Board’s Accounting Standards Codification No. 842, Leases (“ASC 842”), which will require substantially all leases to be recorded on the balance sheet as a right-of-use asset (“ROU asset”) and lease liability. The Company expects to recognize lease liabilities for its operating leases totaling between $800 million to $900 million and ROU assets totaling between $650 million to $750 million, upon adoption. The adoption of ASC 842 will not have a material effect on the Company’s consolidated results of operations or cash flows.

Conference Call
The Company will hold a conference call with investors to discuss fourth quarter and fiscal 2018 results and its business outlook on February 25, 2019 at 8:30 a.m. Eastern Standard Time. To participate in the call, please dial 323-794-2423. To listen to a live broadcast of the call on the internet, please visit ir.carters.com and select the “Fourth Quarter 2018 Earnings Conference Call” link in the “Upcoming Events” section. Presentation materials for the call can be accessed from the same page by selecting links for “News & Events” followed by “Webcasts & Presentations”. A replay of the call will be available shortly after the broadcast through March 6, 2019, at 888-203-1112 (U.S. / Canada) or 719-457-0820 (international), passcode 3216835. The replay will also be archived on the Company’s website under the “Investor Relations” tab.
About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through more than 1,000 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, and www.cartersoshkosh.ca. The Company’s Just One You and Genuine Kids brands are available at Target, its Child of Mine brand is available at Walmart, and its Simple Joys brand is available on Amazon. The Company also owns Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Cautionary Language
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for the first quarter of fiscal 2019 and fiscal year 2019, or any other future period, assessments of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Certain of the risks and uncertainties that could cause actual results and performance to differ materially are described in the Company’s most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission from time to time under the headings “Risk Factors”. Included among the risks and uncertainties that may impact future results are the risks of: financial difficulties for one or more of the Company’s major customers, vendors, or licensees, or an overall decrease in consumer spending; our products not being accepted in the marketplace due to quality concerns, changes in consumer preference and fashion trends, or otherwise; losing one or more major customers, vendors, or licensees due to competition, inadequate quality of the Company’s products, or otherwise; negative publicity, including as a result of product recalls or otherwise; a failure to protect the Company’s intellectual property; a failure to meet regulatory requirements, including those relating to product quality and safety; extreme or unseasonable weather conditions; various types of litigation, including class action litigation brought under various consumer protection, employment, and privacy and information security laws; a breach of the Company’s consumer databases, systems, or processes; deflationary pressures on our selling price and increases in production costs;

unsuccessful expansion into international markets or failure to successfully manage legal, regulatory, political and economic risks of the Company’s existing operations, including unexpected changes in regulatory requirements and maintaining compliance with worldwide anti-bribery laws; disruptions, slow-downs, or strikes in the Company’s supply chain, including disruptions resulting from increases in the cost of raw materials or labor, foreign supply sources, the Company’s distribution centers, or in-sourcing capabilities; failure to successfully integrate acquired businesses; fluctuations in foreign currency exchange rates; the imposition of new regulations relating to imports, tariffs, duties, or taxes; and an inability to obtain additional financing on favorable terms. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	For the fiscal quarter ended		For the fiscal year ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net sales	$1,086,379	$1,027,880	$3,462,269	$3,400,504
Cost of goods sold	618,781	567,043	1,964,786	1,917,150
Gross profit	467,598	460,837	1,497,483	1,483,354
Royalty income, net	10,357	11,063	38,930	43,181
Selling, general, and administrative expenses	307,358	325,508	1,144,980	1,106,928
Operating income	170,597	146,392	391,433	419,607
Interest expense	8,779	7,685	34,569	30,044
Interest income	(53)	(86)	(527)	(345)
Other expense (income), net	888	416	1,416	(1,164)
Income before income taxes	160,983	138,377	355,975	391,072
Provision for income taxes	30,422	2,233	73,907	88,224
Net income	$130,561	$136,144	$282,068	$302,848

Basic net income per common share	$2.85	$2.88	$6.06	$6.31
Diluted net income per common share	$2.83	$2.85	$6.00	$6.24
Dividend declared and paid per common share	$0.45	$0.37	$1.80	$1.48

CARTER’S, INC.
CONDENSED BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	For the fiscal quarter ended				For the fiscal year ended
	December 29, 2018	% of total sales	December 30, 2017	% of total sales	December 29, 2018	% of total sales	December 30, 2017	% of total sales
Net sales:
U.S. Retail (a)	$606,330	55.8%	$566,236	55.1%	$1,851,193	53.5%	$1,775,378	52.2%
U.S. Wholesale	351,415	32.3%	329,821	32.1%	1,180,687	34.1%	1,209,663	35.6%
International (b)	128,634	11.9%	131,822	12.8%	430,389	12.4%	415,463	12.2%
Total net sales	$1,086,379	100.0%	$1,027,879	100.0%	$3,462,269	100.0%	$3,400,504	100.0%

Operating income:		Operating margin		Operating margin		Operating margin		Operating margin
U.S. Retail (c) (d) (j)	$102,698	16.9%	$88,200	15.6%	$224,784	12.1%	$215,640	12.1%
U.S. Wholesale (e) (f) (j)	75,799	21.6%	68,017	20.6%	224,194	19.0%	252,090	20.8%
International (g) (h) (i) (j)	18,746	14.6%	18,418	14.0%	39,253	9.1%	46,426	11.2%
Corporate expenses (k) (l)	(26,646)		(28,243)		(96,798)		(94,549)
Total operating income	$170,597	15.7%	$146,392	14.2%	$391,433	11.3%	$419,607	12.3%

(a)	Includes retail stores and eCommerce results.

(b)	Includes international retail, eCommerce, and wholesale sales.

(c)	Fiscal 2018 includes insurance recovery of approximately $0.4 million associated with unusual storm-related store closures in 2017.

(d)	Fiscal 2017 includes approximately $2.7 million of expenses related to store restructuring and approximately $12.7 million for a provision for special employee compensation.

(e)
Fiscal quarter ended December 29, 2018 includes a $1.9 million recovery related to a customer bankruptcy claim settlement. Fiscal year ended December 29, 2018 includes $10.9 million of net charges related to a customer bankruptcy recorded in the first quarter of fiscal 2018.

(f)	Fiscal 2017 includes approximately $3.3 million for a provision for special employee compensation.

(g)	Includes international licensing royalty income.

(h)
Includes costs associated with changes to the Company's business model in China of approximately $1.8 million and $5.3 million in the fiscal quarter and fiscal year ended December 29, 2018, respectively.

(i)	Fiscal 2017 includes approximately $2.3 million for a provision for special employee compensation.

(j)	$1.2 million of certain costs related to inventory acquired from Skip Hop are included in the operating income of U.S. Wholesale, U.S. Retail, and International for fiscal 2017.

(k)
Includes expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, and certain legal, consulting, and audit fees.

(l)	Corporate expenses (not allocated to segments) include the following charges:

	For the fiscal quarter ended		For the fiscal year ended
(dollars in millions)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Provisions for special employee compensation	$—	$2.9	$—	$2.9
Amortization of H.W. Carter and Sons tradenames	$—	$—	$—	$—
Adjustment to Skip Hop contingent consideration	$—	$—	$—	$(3.6)
Direct sourcing initiative	$—	$—	$—	$0.3
Acquisition-related costs	$—	$0.1	$—	$3.4

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	December 29, 2018	December 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$170,077	$178,494
Accounts receivable, net	258,259	240,561
Finished goods inventories	574,226	548,722
Prepaid expenses and other current assets	40,396	52,935
Total current assets	1,042,958	1,020,712
Property, plant, and equipment, net	350,437	377,924
Tradenames, net	365,692	365,551
Goodwill	227,101	230,424
Customer relationships, net	44,511	47,996
Other assets	28,159	28,435
Total assets	$2,058,858	$2,071,042

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$199,076	$182,114
Other current liabilities	128,345	149,134
Total current liabilities	327,421	331,248

Long-term debt, net	593,264	617,306
Deferred income taxes	87,347	84,944
Other long-term liabilities	181,393	180,128
Total liabilities	1,189,425	1,213,626

Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at December 29, 2018 and December 30, 2017	—	—
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 45,629,014 and 47,178,346 shares issued and outstanding at December 29, 2018 and December 30, 2017, respectively	456	472
Accumulated other comprehensive loss	(40,839)	(29,093)
Retained earnings	909,816	886,037
Total stockholders’ equity	869,433	857,416
Total liabilities and stockholders’ equity	$2,058,858	$2,071,042

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	For the fiscal year ended
	December 29, 2018	December 30, 2017
Cash flows from operating activities:
Net income	$282,068	$302,848
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85,936	81,796
Amortization of intangible assets	3,717	2,616
Adjustment and accretion of contingent consideration	—	(3,600)
Amortization of debt issuance costs	1,746	1,572
Non-cash stock-based compensation	14,673	17,549
Unrealized foreign currency exchange loss (gain), net	271	(624)
Provisions for doubtful accounts receivable from customers	15,801	4,663
Loss on disposal of property, plant, and equipment	995	1,572
Deferred income taxes	(1,018)	(54,936)
Effect of changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(34,448)	(22,709)
Inventories	(30,646)	(20,922)
Prepaid expenses and other assets	12,121	(21,791)
Accounts payable and other liabilities	4,982	41,587
Net cash provided by operating activities	356,198	329,621
Cash flows from investing activities:
Capital expenditures	(63,783)	(69,473)
Acquisition of businesses, net of cash acquired	96	(158,457)
Disposals of property, plant, and equipment	380	15
Net cash used in investing activities	(63,307)	(227,915)
Cash flows from financing activities:
Payments of debt issuance costs	(968)	(2,119)
Borrowings under secured revolving credit facility	290,000	200,000
Payments on secured revolving credit facility	(315,000)	(163,965)
Repurchases of common stock	(193,028)	(188,762)
Dividends paid	(83,717)	(70,914)
Withholdings of taxes from vesting of restricted stock	(6,830)	(5,753)
Proceeds from exercises of stock options	10,597	8,438
Net cash used in financing activities	(298,946)	(223,075)

Net effect of exchange rate changes on cash	(2,362)	505
Net decrease in cash and cash equivalents	(8,417)	(120,864)
Cash and cash equivalents, beginning of fiscal year	178,494	299,358
Cash and cash equivalents, end of fiscal year	$170,077	$178,494

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal quarter ended December 29, 2018
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP) (a)	$467.6	43.0%	$307.4	28.3%	$170.6	15.7%	$130.6	$2.83
China business model change (c) (k)	1.5		(0.3)		1.8		1.8	0.04
Customer bankruptcy charges (d) (k)	—		1.9		(1.9)		(1.4)	(0.03)
As adjusted (b)	$469.1	43.2%	$308.9	28.4%	$170.5	15.7%	$130.9	$2.84

	Fiscal year ended December 29, 2018
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP) (a)	$1,497.5	43.3%	$1,145.0	33.1%	$391.4	11.3%	$282.1	$6.00
Customer bankruptcy charges, net (d) (k)	—		(10.9)		10.9		8.3	0.18
China business model change (c) (k)	3.9		(1.4)		5.3		5.3	0.11
Store restructuring costs (e) (k)	—		0.4		(0.4)		(0.3)	(0.01)
As adjusted (b)	$1,501.4	43.4%	$1,133.1	32.7%	$407.3	11.8%	$295.4	$6.29

	Fiscal quarter ended December 30, 2017
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP) (a)	$460.8	44.8%	$325.5	31.7%	$146.4	14.2%	$136.1	$2.85
Special employee compensation provision (f) (k)	—		(21.2)		21.2		15.1	0.32
Acquisition costs (g) (k)	0.4		(0.1)		0.5		0.3	0.01
Store restructuring costs (h) (k)	—		—		—		(0.2)	(0.01)
Tax reform (i)	—		—		—		(40.0)	(0.84)
As adjusted (b)	$461.2	44.9%	$304.3	29.6%	$168.0	16.3%	$111.4	$2.33

	Fiscal year ended December 30, 2017
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP) (a)	$1,483.4	43.6%	$1,106.9	32.6%	$419.6	12.3%	$302.8	$6.24
Special employee compensation provision (f) (k)	—		(21.2)		21.2		15.1	0.31
Store restructuring costs, net (k)	—		(2.7)		2.7		1.5	0.03
Acquisition costs (g) (k)	1.2		0.2		1.0		0.2	—
Direct sourcing initiative (j) (k)	—		(0.3)		0.3		0.2	—
Tax reform (i)	—		—		—		(40.0)	(0.83)
As adjusted (b)	$1,484.6	43.7%	$1,082.9	31.8%	$444.8	13.1%	$279.8	$5.77

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal quarter ended March 31, 2018
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP) (a)	$332.5	44.0%	$280.2	37.1%	$60.3	8.0%	$42.5	$0.89
Customer bankruptcy charges (d) (k)	—		(12.8)		12.8		9.8	0.20
Store restructuring costs (e) (k)	—		0.4		(0.4)		(0.3)	(0.01)
As adjusted (b)	$332.5	44.0%	$267.8	35.4%	$72.7	9.6%	$52.0	$1.09

(a)
Beginning in fiscal 2018, the Company adopted the Financial Accounting Standards Board’s Accounting Standards Codification No. 606, Revenue from Contracts with Customers, and related amendments  (“ASC 606”) using the full retrospective adoption method. All periods in fiscal 2017 and fiscal 2016 were amended to reflect these provisions, and retained earnings at January 2, 2016 (beginning of fiscal 2016) were adjusted for the cumulative effect of periods prior to fiscal 2016. The adoption of ASC 606 had no material effect on the Company’s consolidated financial position, results of operations, and cash flows.

(b)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present gross margin, SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

(c)	Costs associated with transitioning retail and wholesale operations to a full licensing model in China.

(d)	Related to the Toys "R" Us bankruptcy.

(e)	Insurance recovery associated with unusual storm-related store closures.

(f)	Special employee compensation provided as a result of the significant benefit related to the enactment of the Tax Cuts and Jobs Act of 2017.

(g)	Non-recurring costs related to the Skip Hop and Mexico acquisitions.

(h)	Tax credit received for certain payroll costs incurred during unusual storm-related closures.

(i)	Reflects the net benefit of the Tax Cuts and Jobs Act of 2017.

(j)	Costs associated with the Company's direct sourcing initiative, which include severance and relocation.

(k)
The difference between the impacts on operating income and net income represents the income taxes related to the adjustment item (calculated using the applicable tax rate of the underlying jurisdiction).

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	For the fiscal quarter ended		For the fiscal year ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	45,437,536	46,883,462	46,160,935	47,593,211
Dilutive effect of equity awards	348,316	575,843	487,485	552,864
Diluted number of common and common equivalent shares outstanding	45,785,852	47,459,305	46,648,420	48,146,075

As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$130,561	$136,144	$282,068	$302,848
Income allocated to participating securities	(1,004)	(1,094)	(2,148)	(2,407)
Net income available to common shareholders	$129,557	$135,050	$279,920	$300,441
Basic net income per common share	$2.85	$2.88	$6.06	$6.31
Diluted net income per common share:
Net income	$130,561	$136,144	$282,068	$302,848
Income allocated to participating securities	(998)	(1,082)	(2,132)	(2,386)
Net income available to common shareholders	$129,563	$135,062	$279,936	$300,462
Diluted net income per common share	$2.83	$2.85	$6.00	$6.24
As adjusted (a):
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$130,921	$111,438	$295,445	$279,806
Income allocated to participating securities	(1,009)	(893)	(2,253)	(2,220)
Net income available to common shareholders	$129,912	$110,545	$293,192	$277,586
Basic net income per common share	$2.86	$2.36	$6.35	$5.83
Diluted net income per common share:
Net income	$130,921	$111,438	$295,445	$279,806
Income allocated to participating securities	(1,002)	(884)	(2,236)	(2,201)
Net income available to common shareholders	$129,919	$110,554	$293,209	$277,605
Diluted net income per common share	$2.84	$2.33	$6.29	$5.77

(a) In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments presented above. The Company excluded approximately $0.4 million and $13.4 million in after-tax expenses from these results for the quarter and fiscal year ended December 29, 2018, respectively. The Company excluded approximately $15.3 million and $17.0 million in after-tax expenses from these results for the quarter and fiscal year ended December 30, 2017, respectively. In addition, a $40.0 million preliminary income tax benefit related to the accounting for the implementation of the Tax Cuts and Jobs Act of 2017 was excluded from these results for the fourth quarter and full fiscal year 2017.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(unaudited)

The following table provides a reconciliation of EBITDA and Adjusted EBITDA for the periods indicated to net income, which is the most directly comparable financial measure presented in accordance with GAAP:

	Fiscal quarter ended		Fiscal year ended
(dollars in millions)	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Net income	$130.6	$136.1	$282.1	$302.8
Interest expense	8.8	7.7	34.6	30.0
Interest income	(0.1)	(0.1)	(0.5)	(0.3)
Tax expense	30.4	2.2	73.9	88.2
Depreciation and amortization	23.4	22.3	89.7	84.4
EBITDA	$193.1	$168.2	$479.7	$505.2

Adjustments to EBITDA
China business model change (a)	1.8	—	5.3	—
Customer bankruptcy charges, net (b)	(1.9)	—	10.9	—
Revaluation of contingent consideration (c)	—	—	—	(3.6)
Store restructuring costs (d)	—	—	(0.4)	2.7
Special employee compensation provision (e)	—	21.2	—	21.2
Direct sourcing initiative (f)	—	—	—	0.3
Acquisition-related costs (g)	—	0.5	—	4.6
Adjusted EBITDA	$193.1	$189.9	$495.5	$530.4

(a)	Costs associated with transitioning retail and wholesale operations to a full licensing model in China.

(b)	Related to the Toys "R" Us bankruptcy

(c)	Revaluation of the contingent consideration liability associated with the Company’s acquisition of Skip Hop.

(d)	Net costs arising from unusual storm damage and related closures.

(e)	Special employee compensation provision related to significant benefit related to the enactment of the Tax Cuts and Jobs Act of 2017; includes $1.2 million in related payroll taxes.

(f)	Costs associated with the Company's direct sourcing initiative, which includes severance and relocation.

(g)	Non-recurring costs incurred in connection with the Skip Hop and Mexico business acquisitions.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in the footnotes (a) - (g) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. These measures are used by the Company's executive management to assess the Company's performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The tables below reflect the calculation of constant currency for total net sales of the International segment and consolidated net sales for the fiscal quarter and fiscal year ended December 29, 2018:

	Fiscal Quarter Ended
	Reported Net Sales December 29, 2018	Impact of Foreign Currency Translation	Constant-Currency Net Sales December 29, 2018	Reported Net Sales December 30, 2017	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$1,086.4	$(3.9)	$1,090.3	$1,027.9	5.7%	6.1%
International segment net sales	$128.6	$(3.9)	$132.6	$131.8	(2.4)%	0.6%

	Fiscal Year Ended
	Reported Net Sales December 29, 2018	Impact of Foreign Currency Translation	Constant-Currency Net Sales December 29, 2018	Reported Net Sales December 30, 2017	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$3,462.3	$(2.6)	$3,464.9	$3,400.5	1.8%	1.9%
International segment net sales	$430.4	$(2.6)	$433.0	$415.5	3.6%	4.2%

The Company evaluates its net sales on both an “as reported” and a “constant currency” basis.  The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods.  Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period.  The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar.  The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.